                            SCHEDULE 14A INFORMATION
                        PURSUANT TO SECTION 14(a) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant  [X]
Filed by a Party other than the Registrant  [ ]

Check the Appropriate Box:
[ ]      Preliminary Proxy Statement       [ ]    Confidential, for Use of the
                                                  Commission Only (as
                                                  permitted by Rule 14a-6(e)(2))
[X]      Definitive Proxy Statement
[ ]      Definitive Additional Materials
[ ]      Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                             SIGNALSOFT CORPORATION
                (Name of Registrant as Specified in Its Charter)

     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]      No fee required.
[ ]      Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.

         1)     Title of each class of securities to which transaction applies:
         2)     Aggregate number of securities to which transaction applies:
         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
         4)     Proposed maximum aggregate value of transaction:
         5)     Total fee paid:

[ ]      Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or Schedule and the date of its filing.

         1)     Amount Previously Paid:
         2)     Form, Schedule or Registration Statement No.:
         3)     Filing Party:
         4)     Date Filed:

                               [SIGNALSOFT LOGO]

                             SIGNALSOFT CORPORATION
                             1495 CANYON BOULEVARD
                            BOULDER, COLORADO 80302

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 23, 2002

     You are cordially invited to attend the annual meeting of stockholders of SignalSoft Corporation, which will be held at the Boulder Marriott Hotel, 3rd Floor, 2660 Canyon Boulevard, Boulder, Colorado 80302 on May 23, 2002 at 9:30 a.m., local time, for the following purposes:

          1. To elect two Class II directors to serve until the 2005 annual meeting of stockholders;

          2. To ratify the appointment of KPMG LLP as our independent auditors for the fiscal year ending December 31, 2002; and

          3. To transact such other business as may properly come before the meeting.

     Stockholders of record at the close of business on April 11, 2002 are entitled to vote at the meeting or any postponements or adjournments thereof. A list of such stockholders will be available for examination by any stockholder for any purposes related to the meeting, during normal business hours, at our offices, 1495 Canyon Boulevard, Boulder, Colorado 80302, for a period of ten days prior to the meeting.

     Whether or not you intend to be present at the meeting in person, we urge you to please mark, date and sign the enclosed proxy and return it in the envelope provided for that purpose, which does not require postage if mailed in the United States.

                                                   /s/ ANDREW M. MURRAY
                                          --------------------------------------
                                                     Andrew M. Murray
                                                        Secretary

Boulder, Colorado
April 15, 2002

YOU ARE URGED TO MARK, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY. THE PROXY IS REVOCABLE AT ANY TIME PRIOR TO ITS USE.

                               [SIGNALSOFT LOGO]

                             SIGNALSOFT CORPORATION
                             ---------------------

                                PROXY STATEMENT
                             ---------------------

                         ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 23, 2002

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of SignalSoft Corporation, a Delaware corporation, of proxies for use at our annual meeting of stockholders to be held at the Boulder Marriott Hotel, 3rd Floor, 2660 Canyon Boulevard, Boulder, Colorado 80302 at 9:30 a.m., local time, on May 23, 2002, and at any postponement or adjournment thereof.

     Our executive offices are located at 1495 Canyon Boulevard, Boulder, Colorado 80302, telephone (303) 381-3000. This Proxy Statement and the accompanying form of proxy are being first mailed to stockholders on or about April 22, 2002.

SHARES OUTSTANDING AND VOTING RIGHTS

     Our Board of Directors has fixed the close of business on April 11, 2002 as the record date for the determination of stockholders entitled to notice of and to vote at the annual meeting. Our only outstanding voting stock is our common stock, $0.001 par value per share, of which 25,296,028 shares were outstanding as of the close of business on the record date. Each outstanding share of common stock is entitled to one vote.

     The presence, in person or by proxy, of the holders of shares of common stock representing a majority of votes entitled to be cast at the annual meeting is necessary to constitute a quorum. With respect to the election of directors, our stockholders may vote in favor of the nominees, may withhold their vote for the nominees, or may withhold their vote as to specific nominees. Directors will be elected by a plurality of the votes of the holders of shares present in person or by proxy at the annual meeting. A vote withheld for a nominee in the election of directors will be excluded entirely from the vote and will have no effect.

     Our stockholders may vote in favor of or against the proposal to ratify the appointment of KPMG LLP as our independent auditors. A greater number of votes in favor of this proposal than are voted against this proposal will be required to ratify the appointment of KPMG LLP.

     A proxy submitted by a stockholder may indicate that all or a portion of the shares represented by such proxy are not being voted by such stockholder with respect to a particular matter. This could occur, for example, when a broker is not permitted to vote shares held in street name on certain matters in the absence of instructions from the beneficial owner of the shares (known as "broker non-votes"). For shares that are registered in the name of a broker or other "street name" nominee, the stockholder's votes will only be counted as to those matters actually voted. The shares subject to any such proxy that are not being voted with respect to a particular proposal may be considered present and entitled to vote for other purposes and will count for purposes of determining the presence of a quorum. Shares not being voted as to a particular matter, and directions to "withhold authority" to vote for directors, will be considered as abstentions. As a result, an abstention or broker non-vote will have no effect with respect to the election of directors or the proposal to ratify the appointment of KPMG LLP.

     Votes cast in person or by proxy at the annual meeting will be tabulated by the election inspector appointed for the meeting. Our transfer agent, Computershare Investor Services, will act as inspector of election for the meeting.

     Proxies properly executed and returned in a timely manner will be voted at the meeting in accordance with the directions noted thereon. Any stockholder giving a proxy has the power to revoke it any time before it is voted, either by delivering to the Secretary of SignalSoft a signed notice of revocation or a later dated signed proxy or by attending the meeting and voting in person. Attendance at the meeting will not in itself constitute the revocation of a proxy. Any written notice of revocation or subsequent proxy should be sent so as to be delivered to SignalSoft Corporation, Attention: Secretary, or hand delivered to the Secretary of SignalSoft at the address of our offices in Boulder, at or before the vote to be taken at the meeting.

     If no specific instructions are given with respect to the matters to be acted upon at the meeting, shares of common stock represented by a properly executed proxy will be voted FOR (1) the election of both nominees listed under the caption "Election of Directors" and (2) the ratification of the appointment of KPMG LLP to serve as our independent auditors for the year ending December 31, 2002.

     The cost of solicitation of proxies will be paid by us. In addition to solicitation by mail, our officers and regular employees may solicit proxies in person or by telephone. Brokerage firms, nominees, fiduciaries and other custodians will be requested to forward soliciting material to the beneficial owners of shares held of record by them and will be reimbursed for their reasonable expenses.

ANNUAL REPORT

     Our 2001 Annual Report, including consolidated financial statements as of and for the year ended December 31, 2001, is being distributed to all stockholders entitled to vote at the annual meeting together with this proxy statement, in satisfaction of the requirements of the Securities and Exchange Commission. Additional copies of the Annual Report are available at no charge upon request. To obtain additional copies of the Annual Report, please contact the Investor Relations Department at SignalSoft, 1495 Canyon Boulevard, Boulder, Colorado 80302, or at telephone number (303) 381-3000. The Annual Report does not form any part of the materials for the solicitation of proxies.

DELIVERY OF THIS PROXY STATEMENT

     On December 4, 2000, the Securities and Exchange Commission adopted rules permitting companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports to stockholders with respect to two or more security holders sharing the same address by delivering a single proxy statement and annual report addressed to those security holders. "Householding," as this process is commonly known, will reduce the amount of duplicate information that shareowners receive and lower our printing and mailing costs.

     This year, a number of brokers with account holders who are SignalSoft stockholders will be "householding" our proxy materials and annual report to stockholders. Under "householding," a single proxy statement and annual report will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or us that they will be "householding" communications to your address, "householding" will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in "householding" and would prefer to receive a separate proxy statement, please direct your written or oral request to the Investor Relations Department at SignalSoft, 1495 Canyon Boulevard, Boulder, Colorado 80302, or at telephone number (303) 381-3000. You should also notify your broker. Promptly upon receipt of your written or oral request, we will deliver to you a separate copy of our annual report and this proxy statement.

     Stockholders who currently receive multiple copies of the proxy statement or annual report at their address and would like to request "householding" of their communications should contact their broker.

                      PROPOSAL 1 -- ELECTION OF DIRECTORS

     The number of members of our board of directors is currently fixed at six. Our Second Amended and Restated Certificate of Incorporation provides for a classified board of directors. For purposes of determining the directors' terms of office, directors are divided into three classes. Each director serves until the end of the three-year term of the class to which he or she is elected and until his or her successor has been elected, or until his or her earlier resignation or removal.

     The Class II directors, whose terms expire at the annual meeting, include
B. Holt Thrasher and Eric L. Doggett. The Class III directors, whose terms expire at the 2003 annual meeting of stockholders, include David A. Hose and Charles P. Waite, Jr. The Class I directors, whose terms expire at the 2004 meeting of stockholders, include Mark H. Flolid and Perry M. LaForge.

     There are no family relationships among any of our directors and executive officers.

     We are soliciting proxies in favor of the reelection of both of the Class II directors identified above. We intend that all properly executed proxies will be voted for these two nominees unless otherwise specified. If any of them should be unable to serve as a director, an event that we do not presently anticipate, it is intended that the proxies will be voted for the election of such other person, if any, as shall be designated by the board of directors.

INFORMATION CONCERNING THE NOMINEES

  Class II Directors (Terms Expire in 2002)

     B. Holt Thrasher, 40, joined our board of directors in May 1997. He has served as a Managing Director of Broadview International LLC, which provides merger and acquisition banking services, since August 1995. He is a member of Broadview's Media, Web & Communication Services and Network Technology global market groups. Prior to joining Broadview, from March 1995 to August 1995, Mr. Thrasher was a full-time consultant with Omnipoint, a PCS service provider and developer of wireless communications equipment. From March 1992 to March 1995, he served as Vice President of Corporate Development at Tip Hook PLC. From August 1985 to September 1990, Mr. Thrasher served as Vice President of Mergers and Acquisitions with Smith Barney Harris & Upham and Company Inc. From June 1983 to August 1985, he was an associate with Brown Brothers Harriman. Mr. Thrasher also serves on the board of directors of T-NETIX, Inc., a provider of call processing services, and is a member of the advisory boards of Jefferson Partners Capital, a Canadian technology fund, and MobileSpring, a wireless application company. Mr. Thrasher earned an MBA from the International Institute of Management Development in Lausanne, Switzerland and a BA from Colby College.

     Eric L. Doggett, 42, joined our board in December 1997. He has served as the President and Chief Executive Officer and a director of Atlanta, Georgia-based Glenayre Technologies Inc., a developer of personal telecommunications equipment and software, since June 1999. Prior to joining Glenayre, from July 1998 to June 1999, he served as a strategic, operational and financial consultant for telecommunications ventures as a Venture Partner with Rein Capital, LLC. From September 1996 to June 1998, Mr. Doggett was a Senior Vice President and General Manager of the Communications Products Group at Compaq's Tandem Computers. From June 1995 to September 1996, he served as Vice President of Technology at Nortel Networks' Public Carriers. His prior experiences include over 11 years at Nortel Networks' Public Carriers in other executive positions including Vice President of Marketing, Vice President/General Manager of International and Assistant Vice President/General Manager of the DMS-10 switching division. Mr. Doggett also serves on the boards of the Cellular Telecommunications and Internet Association, the Personal Communications Industry Association and the International Engineering Consortium industry organizations. Mr. Doggett holds an MBA from Duke University and a BS in physics from North Carolina State University.

REQUIRED VOTE

     Directors will be elected by a plurality of the votes of the holders of shares present in person or by proxy at the annual meeting.

           THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH NOMINEE.

INFORMATION CONCERNING THE DIRECTORS CONTINUING IN OFFICE

  Class III Directors (Terms Expire in 2003)

     David A. Hose, 39, is a founding member of SignalSoft and has been our Chief Executive Officer, President and Chairman of the Board of Directors since February 1995. In this capacity, Mr. Hose is responsible for overseeing SignalSoft's growth and strategic direction. Prior to joining SignalSoft, from 1993 to January 1995, Mr. Hose served as the Vice President of Engineering at SCC Communications Corp., where he designed location-based applications for public-safety command and control systems. Between 1982 and 1993, Mr. Hose was employed in various management roles at SCC, GeoBased Systems, Criterion, Inc. and J&D Software.

     Charles P. Waite, Jr., 46, joined our board of directors in May 1997. He has served as a General Partner with Seattle-based OVP Venture Partners, a technology-focused venture capital firm with a specific emphasis on firms in the software and communications sectors, since 1987. Prior to joining OVP, Mr. Waite was a General Partner at Hambrecht & Quist, a venture capital entity based in San Francisco, for four years. From 1977 to 1981, he was a Cardiovascular Products Specialist for Denver-based Cobe Laboratories, Inc. He currently serves on the boards of directors of Loudeye Technologies, Verity, WatchGuard, ReturnsOnline, SafeHarbor, Seattle Genetics, 4thpass and Serengeti. Mr. Waite earned an MBA from Harvard University and a BA from Kenyon College.

  Class I Directors (Terms Expire in 2004)

     Mark H. Flolid, 50, is a founding member of SignalSoft and served as our Executive Vice President of Sales and Marketing from February 1995 until August 1999. In August 1999, Mr. Flolid assumed the role of Executive Vice President of Corporate Development and is responsible for SignalSoft's strategic partnerships. Prior to joining SignalSoft, from 1992 to January 1995, Mr. Flolid was Senior Vice President of Sales and Marketing at SCC Communications Corp. Between 1981 and 1992, he held senior management positions in sales, marketing and operations at Thomas Bros. Maps, GeoBased Systems and Criterion, Inc. Mr. Flolid graduated from the University of Texas where he earned both a BA in Political Science and an MA in Economics.

     Perry M. LaForge, 43, has served as a director since December 1998. He is a Vice President and Partner with the international management-consulting firm of Pittiglio Rabin Todd and McGrath (PRTM). Prior to joining PRTM in 1984, Mr. LaForge worked for Corning Technical Products and Sperry Univac, where he was responsible for business development and new product releases. Mr. LaForge is the Executive Director of the CDMA Development Group, a trade association comprised of over 100 wireless operators and manufacturers. He is the founder, Chairman and President of inOvate Communications Group, a company that creates and capitalizes promising companies in the Internet and telecommunications industries. He is also the founder, Chairman and President of inCode Telecom Group, a telecommunications consulting company. He also serves on the boards of directors of Repeater Technologies, Pixo Corporation and Watercove Networks. Mr. LaForge earned his MBA from the Amos Tuck School of Business at Dartmouth College and his BS from the University of Santa Clara.

OTHER EXECUTIVE OFFICERS

     Andrew M. Murray, 43, joined SignalSoft as Vice President of Finance and Administration and Chief Financial Officer in August 1998. He became Secretary-Treasurer in October 1998 and Senior Vice President of Finance in March 2000. At SignalSoft, Mr. Murray oversees all financial functions, legal relationships and investor relations. Prior to joining SignalSoft, from January 1989 to August 1998, he served as Chief Financial

Officer and Vice President of Finance and Administration for Dynamic Information Systems Corp., a Boulder, Colorado-based software company. His prior experiences also include finance-related management positions at Murray Equipment Company, AT&T Communications and Mountain Bell. Mr. Murray also serves on the board of directors of Bellco Credit Union and is a Certified Management Accountant. Mr. Murray earned an MBA from the University of Denver and a BS in Business Administration from the University of Northern Colorado.

COMMITTEES AND MEETINGS

     The board of directors has established two standing committees: an audit committee and a compensation committee.

     Audit Committee. The audit committee consists of three directors. Currently the members of our audit committee are Messrs. Doggett, Thrasher and Waite, each of whom is independent as defined by the Nasdaq National Market listing standards. Mr. LaForge served as a member of our audit committee from August 2000 until April 15, 2002, when he resigned and Mr. Doggett was appointed to the committee. The audit committee met four times during 2001. The audit committee is responsible for recommending annually to the board of directors the independent auditors to be retained, reviewing with our independent auditors the scope and results of the audit engagement, reviewing our system of internal accounting controls and directing investigations into matters within the scope of its functions.

     Compensation Committee. The compensation committee consists of three directors. Currently the members of our compensation committee are Messrs. Doggett, Thrasher and Waite. The compensation committee met three times during 2001. The compensation committee is responsible for determining executive compensation policies and guidelines. It also administers our stock option plans and establishes the terms and conditions of all stock option grants.

     During 2001, our board of directors met 13 times and various committees of the board of directors met a total of seven times. Each director attended more than 75% of the meetings of the board of directors and meetings of committees on which such director served.

                COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

COMPENSATION OF DIRECTORS

     Our directors, who are not also our employees, are reimbursed for the expenses they incur in attending meetings of our board or our board committees. All directors, who are not also our employees, are eligible to participate in our option plans. In conjunction with the Company's retention program, in November 2001 we granted each of Messrs. Waite, Thrasher, Doggett and LaForge a nonqualified option (i.e., not an incentive stock option) to purchase 7,500 shares of our common stock under our 2000 equity incentive plan. At terms consistent with options normally granted under the Company's option plans, these options vest over 50 months, with 24% vesting on the one-year anniversary of the date of grant and 2% vesting each month thereafter. The options have an exercise price of $3.00 per share.

EXECUTIVE COMPENSATION -- SUMMARY COMPENSATION TABLE

     The following table sets forth certain information regarding the compensation paid in the last three fiscal years to each of our executive officers.

                           SUMMARY COMPENSATION TABLE

                                                                    LONG-TERM COMPENSATION AWARDS
                                       ANNUAL COMPENSATION       -----------------------------------
            NAME AND               ---------------------------   SHARES UNDERLYING      ALL OTHER
       PRINCIPAL POSITION          YEAR   SALARY($)   BONUS($)      OPTIONS(#)       COMPENSATION($)
       ------------------          ----   ---------   --------   -----------------   ---------------
David A. Hose....................  2001   $220,000    $31,005(1)           --                --
  Chief Executive Officer,         2000    208,338     80,000              --                --
  President and Chairman of the    1999    150,000     45,000              --                --
  Board of Directors
Mark H. Flolid...................  2001    150,000     25,000(2)           --                --
  Executive Vice President of      2000    145,834     50,000              --                --
  Corporate Development            1999    125,000     13,000              --                --
Donald J. Winters, Jr.(3)........  2001    200,000     10,000(2)       25,000                --
  Former Senior Vice President     2000    189,587     75,000         200,000                --
  and Chief Operating Officer      1999    134,379     22,000              --                --
Andrew M. Murray.................  2001    150,000     40,000(4)       45,000                --
  Senior Vice President of         2000    146,000     35,000          30,000                --
  Finance, Chief Financial
    Officer                        1999    120,840     22,000              --                --
  and Secretary-Treasurer

---------------

(1) $30,000 of this amount represents a discretionary bonus that was earned in 2001 but paid in 2002.

(2) Represents a discretionary bonus that was earned in 2001 but paid in 2002.

(3) Mr. Winters resigned his employment with SignalSoft effective December 31, 2001.

(4) $25,000 of this amount represents a discretionary bonus that was earned in 2001 but paid in 2002.

OPTIONS GRANTED

     The following table sets forth information concerning options granted in 2001 to our executive officers named in the Summary Compensation Table.

                     OPTION GRANTS IN THE LAST FISCAL YEAR

                                             PERCENT(%)
                                              OF TOTAL                             POTENTIAL REALIZABLE VALUE
                                              OPTIONS                               AT ASSUMED ANNUAL RATE OF
                                             GRANTED TO                             STOCK PRICE APPRECIATION
                                 NUMBER OF   EMPLOYEES    EXERCISE                         FOR OPTION
                                  OPTIONS      DURING     PRICE PER   EXPIRATION   ---------------------------
NAME                              GRANTED       2001        SHARE        DATE          5%             10%
----                             ---------   ----------   ---------   ----------   -----------    ------------
David A. Hose..................       --         --            --            --           --              --
Mark H. Flolid.................       --         --            --            --           --              --
Donald J. Winters, Jr. ........   25,000       1.7%         $3.00      11/30/11      $47,500        $120,000
Andrew M. Murray...............   45,000       3.1%         $3.00      11/30/11      $85,500        $216,000

OPTION EXERCISES AND YEAR END OPTION VALUES

     The following table sets forth information concerning options exercised in 2001 and outstanding options held by our executive officers named in the Summary Compensation Table as of December 31, 2001.

   OPTION EXERCISES IN THE LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

                                                           NUMBER OF UNEXERCISED       VALUE OF UNEXERCISED
                                  SHARES                        OPTIONS AT            IN-THE-MONEY OPTIONS AT
                                ACQUIRED ON    VALUE       DECEMBER 31, 2001(#)        DECEMBER 31, 2001($)
NAME                             EXERCISE     REALIZED   EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE
----                            -----------   --------   -------------------------   -------------------------
David A. Hose.................       --           --            --/--                        --/--
Mark H. Flolid................       --           --            --/--                        --/--
Donald J. Winters, Jr.........       --           --          99,000/169,500(1)          $174,160/$ 38,660(1)
Andrew M. Murray..............       --           --          47,700/ 75,300             $131,790/$117,720

---------------

(1) Mr. Winters resigned his employment with SignalSoft effective December 31, 2001. All option vesting ceased as of that date and vested options that were not exercised by March 31, 2002 expired.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of SignalSoft's Board of Directors consists solely of three non-employee directors. The Compensation Committee determines all compensation paid or awarded to SignalSoft's key executive officers and has the ability to grant options to new and existing employees, members of the board of directors and key executive officers.

     Philosophy. The Compensation Committee's goal is to review compensation of executive employees to help ensure the ability to recruit and retain a team of superior talent. To do so, the Committee attempts to offer competitive and fair compensation that rewards executives for exceptional performance and holds them accountable for SignalSoft's performance. Particular objective factors that the Committee believes are important in assessing performance include the innovation and enhancement of SignalSoft's products and services to meet a continually evolving industry, an increase in SignalSoft's customer base and creation of market demand and growth in revenue, earnings before interest expense, taxes, depreciation, and amortization, and earnings per share. More subjective factors the Committee believes are important in evaluating performance include success in undertaking joint ventures and acquisitions, integrating newly acquired companies and hiring and retention of key employees.

     In establishing appropriate levels for base salary, the Committee considers the market for senior executives of companies in businesses comparable to SignalSoft's, based on the business experience of the members of the Committee. The Committee also considers the particular officer's overall contributions to SignalSoft over the past year and in prior years. Annual performance bonuses are based on the Compensation Committee's evaluation of the executive's performance in achieving several annual goals, specified individually for each executive, that are in line with SignalSoft's overall objectives, as stated above. Option grants are designed to reward an executive officer for his overall contribution to SignalSoft and to serve as an incentive to achieve SignalSoft's goal of increasing stockholder value.

     Executive officers' compensation consists primarily of three components: base salary, cash bonus, and stock options.

     Base Salary. The Committee establishes base salaries after considering a variety of factors that determine an executive's value to SignalSoft, including the individual's knowledge, experience, and accomplishments and the level of responsibility assumed. The Committee also sets base salaries at levels it considers necessary to retain key employees.

     Cash Bonus. The Committee approved the overall company cash bonus program and determined each executive officer's cash bonus for the fiscal year ended December 31, 2001. Cash bonuses are based on the

Committee's quantitative evaluation of SignalSoft's performance and overall qualitative evaluation of the performance and accomplishments of each executive officer in achieving his specified goals for the year. In 2001, certain financial objectives were not achieved as a result of market decline. However, in awarding cash bonuses, the Committee considered the Company's success in the mobilePosition acquisition and the continuing progress in creating market demand, establishing a global presence and development of new market opportunities for SignalSoft and in recruiting and market development.

     Stock Options. The Committee believes achievement of SignalSoft's goals may be fostered by a stock option program that is tailored to employees who significantly enhance SignalSoft's value. Accordingly, during the fiscal year ended December 31, 2001, the Board of Directors granted employees options to purchase 1,473,911 shares of Common Stock. Named executive officers received options with respect to 70,000 shares of Common Stock and members of the Board of Directors received options with respect to 30,000 shares of common stock. Options were granted to the Board of Directors in conjunction with the Company's retention program and were granted at terms consistent with the terms of options normally granted under the Company's option plans.

     Chief Executive Officer's Compensation. David A. Hose is a founding member of SignalSoft and one of SignalSoft's largest stockholders. His financial well-being is therefore directly tied to SignalSoft's performance as reflected in the price per share of Common Stock. For his services as SignalSoft's Chairman of the Board of Directors and Chief Executive Officer, Mr. Hose received an amount of base compensation for 2001 determined in accordance with the compensation policies established by the Committee. The Committee awarded Mr. Hose a bonus of $30,000 for the fiscal year ended December 31, 2001. Mr. Hose did not receive any stock options.

     Compensation Deduction Limit. The Securities and Exchange Commission requires that this report comment on SignalSoft's policy with respect to a special rule under the tax laws, section 162(m) of the Internal Revenue Code. That section limits, with exceptions described below, the compensation that a corporation can deduct for payments to a chief executive officer and the four other most highly compensated executive officers to $1.0 million per officer per year. A company can deduct compensation (including compensation resulting from the exercise of options) in excess of $1.0 million if it pays the compensation under a plan that its stockholders approve and that is performance-related. Option exercises are typically deductible under such a plan if granted with exercise prices at or above the market price when granted or if grandfathered because granted before the public offering. The Committee's policy with respect to the compensation deduction limit is to make every reasonable effort to ensure that compensation likely to be received by a senior executive is deductible under section 162(m), while at the same time giving Company executives incentive to stay with SignalSoft and enhance SignalSoft's value. The Committee believes, however, that compensation exceeding the $1.0 million deduction limit should not be ruled out where such compensation is justified based on the executive's value to SignalSoft and its stockholders. The Committee believes that no executive compensation expenses paid in 2001 will be non-deductible under section 162(m).

     This Report shall not be deemed incorporated by reference in any document previously or subsequently filed with the Securities and Exchange Commission that incorporates by reference all or any portion of this proxy statement, unless the report is specifically incorporated by reference.

                                            Eric L. Doggett
                                            B. Holt Thrasher
                                            Charles P. Waite, Jr.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     None of the members of our compensation committee is an officer or employee of SignalSoft. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee.

                             AUDIT COMMITTEE REPORT

     The Audit Committee is governed by a written charter, which was adopted by SignalSoft's board of directors in August 2000. The charter specifies the scope of the Committee's responsibilities and how it carries out those responsibilities. Among its other functions, the Committee recommends to the board of directors, subject to stockholder ratification, the selection of our independent accountants. A copy of the charter was included as an annex to last year's proxy statement. The Committee has reviewed and reassessed the adequacy of the charter.

     The Committee has reviewed and discussed SignalSoft's audited financial statements for the year ended December 31, 2001 with management and with KPMG LLP, SignalSoft's independent public accountants. The Committee also has discussed with KPMG the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended by Statement on Auditing Standards No. 90 (Audit Committee Communications).

     The Committee has received the written disclosures and the letter from KPMG required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with KPMG their independence from SignalSoft. The Committee also has considered whether the provision of non-audit services to SignalSoft is compatible with the independence of KPMG.

     Based on the reviews and discussions referred to above, in reliance on management and KPMG, and subject to the limitations of our role, the Committee recommended to the Board of Directors that the financial statements referred to above be included in our Annual Report on Form 10-K for the year ended December 31, 2001 filed with the Securities and Exchange Commission.

     This Report shall not be deemed incorporated by reference in any document previously or subsequently filed with the Securities and Exchange Commission that incorporates by reference all or any portion of this proxy statement, unless the report is specifically incorporated by reference.

                                            Perry M. LaForge
                                            B. Holt Thrasher
                                            Charles P. Waite, Jr.

STOCK PRICE PERFORMANCE GRAPH

     The stock price performance graph shall not be deemed incorporated by reference into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934 by any general statement incorporating this proxy statement by reference, except to the extent that we specifically refer to this information as being incorporated therein by reference, and shall not otherwise be deemed filed under such Acts.

     The following graph shows a comparison of the cumulative total stockholder returns, assuming reinvestment of dividends, for (i) SignalSoft Corporation;
(ii) the companies included in the Standard & Poor's 500 Stock Index; and (iii) Aether Systems, Inc., Openwave Systems, Inc., TeleCommunications Systems, Inc. and 724 Solutions, Inc., for the period commencing August 3, 2000, the date our Common Stock was first publicly traded, through December 31, 2001. The stockholder returns are based upon an assumed $100 investment made on August 3, 2000 in each of three charted alternatives. The chart does not reflect changes in SignalSoft's stock price subsequent to December 31, 2001.

                COMPARISON OF 17 MONTH CUMULATIVE TOTAL RETURN*
           AMONG SIGNALSOFT CORPORATION, THE S&P 500, AND PEER GROUP
               SIGNALSOFT CORPORATION NASDAQ TICKER SYMBOL "SGSF"

                              [PERFORMANCE GRAPH]

----------------------------------------------------------------------------------
                                                   8/3/00     12/31/00    12/31/01
----------------------------------------------------------------------------------
 SignalSoft                                          100         45          20
 Peer Group                                          100         36           9
 S&P 500                                             100         91          79

* Based on $100 invested on August 3, 2000 in stock -- including reinvestment of dividends.

               PROPOSAL 2 -- APPOINTMENT OF INDEPENDENT AUDITORS

     The board of directors has appointed KPMG LLP, an international accounting firm of independent certified public accountants, to act as independent accountants for SignalSoft and its consolidated subsidiaries for the year ending December 31, 2002. The board believes that KPMG's experience with and knowledge of SignalSoft are important and we would like to continue this relationship. KPMG has advised us that the firm does not have any direct or indirect financial interest in SignalSoft or any of its subsidiaries, nor has such firm had any such interest in connection with SignalSoft since our inception in 1995 other than its capacity as our independent certified public accountants.

     A representative of KPMG is expected to attend the annual meeting. The KPMG representative will have the opportunity to make a statement if he or she desires to do so, and will be able to respond to appropriate questions from stockholders.

AUDIT FEES

     During the year ended December 31, 2001, we paid $133,500 in fees to KPMG for the audit of our annual financial statements for the year ended December 31, 2000 and the reviews of the financial statements included in our Quarterly Reports on Form 10-Q filed during the year ended December 31, 2001.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

     During the year ended December 31, 2001, we paid no financial information systems design and implementation fees to KPMG.

ALL OTHER FEES

     During the year ended December 31, 2001, we paid $98,700 in tax and other fees to KPMG. Our audit committee has considered whether the provision of non-audit services to SignalSoft is compatible with the independence of KPMG.

REQUIRED VOTE

     A greater number of votes in favor of this proposal than are voted against this proposal will be required to ratify the appointment of KPMG LLP.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL TO RATIFY THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT AUDITORS.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     We have granted nonqualified stock options to some of our directors and executive officers, as described in "Compensation of Directors and Executive Officers."

     In 1997, we entered into a consulting agreement with Eddy Hose, the father of David Hose, our President, Chief Executive Officer and Chairman of the Board of Directors. Eddy Hose currently provides engineering consulting services related to location determination technologies under the direction of Peter Jones, our Chief Technology Officer. Eddy Hose received a master's degree in engineering from the University of California at Los Angeles and has approximately 45 years of telecommunications and aerospace industry experience. Depending on project involvement, Eddy Hose receives a monthly fee of $5,000-$10,000. David Hose has no direct interest in this transaction.

     We have entered into an agreement with Broadview International LLC, of which one of our directors, B. Holt Thrasher, is a Managing Director. Broadview provides merger and acquisition banking services. Under this agreement, Broadview will represent and advise us if a third party approaches us with an offer to acquire us. We have also entered into a consulting agreement with Broadview under which Broadview will assist us in evaluating strategic opportunities. Under such agreements, in 2001 we paid a one-time commitment fee of $35,000 to Broadview for investment banking and advisory services. Additionally under this agreement, we paid a $750,000 success fee, plus related reimbursable expenses of a $2,592, for Broadview's services rendered in the purchase of mobilePosition AB in May 2001.

     We have entered into an agreement for multiple projects with Pittiglio Rabin Todd & McGrath (PRTM), of which one of our directors, Perry M. LaForge is a Vice-President and Partner. Mr. LaForge was not directly involved in the selection discussions, negotiations or the provision of services under the agreement. PRTM provides management consulting services, with specialization in the area of telecommunications. Under this agreement, PRTM provided consulting services to SignalSoft in documenting, developing and implementing product development and delivery processes. As a result of the quality of service delivered, and a competitive comparison, PRTM was also utilized for development of sales initiation processes. Selection of PRTM as a service provider was based solely on their level of experience in the industry, a proven track record, scheduling availability of qualified personnel, and proposals with charges at or below market rates. As a result, we paid consulting fees totaling approximately $1.2 million in 2001.

     Mr. LaForge has served as a member of our audit committee since we became a public company in August 2000. Rule 4350 of the Nasdaq National Market, on which our Common Stock is quoted, requires us to have an audit committee composed of three "independent" directors. The rules specify that a director is not "independent" if he is a partner of a business entity to which we made payments that exceed 5% of our consolidated gross revenues for that year. Due to our lower than expected revenue during the year, our payments to PRTM in 2001 slightly exceeded 5% of our gross revenues for 2001. As a result, Mr. LaForge no longer qualifies as an independent director, since he is a partner of PRTM. Nasdaq rules allow us to have one non-independent director on our audit committee if our board of directors determines that the director's membership on the committee is required by the best interests of SignalSoft and our stockholders. Our board determined that it was in the best interests of SignalSoft and our stockholders for Mr. LaForge to remain as a member of our audit committee through the annual financial statement review and the filing of our annual report on Form 10-K and this proxy statement, in order to maintain continuity during the fiscal 2001 review cycle. Effective April 15, 2002, Mr. LaForge has resigned from our audit committee due to the independence rules, although he will continue to serve as a member of our board of directors. The board has appointed Eric Doggett to serve as the third member of our audit committee effective April 15, 2002. Mr. Doggett qualifies as an independent director under Nasdaq rules.

     We have entered into indemnification agreements with our officers and directors. These agreements contain provisions requiring us, among other things, to indemnify our officers and directors against liabilities that may arise by reason of their status or service as officers or directors, except for liabilities arising from willful misconduct. We have also agreed to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

     We believe that the terms of the transactions described in this section were at least as favorable to us as the terms we could have obtained from unrelated third parties through arms-length negotiation.

             SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS
                         AND CERTAIN BENEFICIAL OWNERS

     The following table sets forth certain information as of March 31, 2002 as to the beneficial ownership of common stock by certain beneficial owners of more than five percent of the common stock, each director, certain executive officers and by all directors and executive officers as group:

                                                      AMOUNT AND NATURE OF    PERCENT OF
NAME OF BENEFICIAL OWNER(1)                           BENEFICIAL OWNERSHIP   COMMON STOCK
---------------------------                           --------------------   ------------
OVP Venture Partners................................       3,270,254(2)          12.9
American Express Financial Corporation..............       2,281,883(3)           9.0
James A. Fitch......................................       1,555,367(4)           6.1
INVESCO Funds Group, Inc. ..........................       1,493,000(5)           5.9
David A. Hose.......................................       1,716,492(6)           6.8
Mark H. Flolid......................................         843,939              3.3
Andrew M. Murray....................................          94,932(7)             *
Charles P. Waite, Jr. ..............................       3,270,254(8)          12.9
B. Holt Thrasher....................................          76,328(9)             *
Eric L. Doggett.....................................          38,600(10)            *
Perry M. LaForge....................................          86,230(11)            *
All directors and executive officers as a group (7
  persons)..........................................       6,126,775(12)        24.0%

---------------

  *  Less than one percent.

 (1) Unless otherwise indicated, the address of each person named in the table is SignalSoft Corporation, 1495 Canyon Boulevard, Boulder, Colorado 80302.

 (2) Represents shares of common stock owned by investors affiliated with OVP Venture Partners, including:

     - 1,934,718 shares of common stock owned by Olympic Venture Partners III, L.P.

     - 98,456 shares of common stock owned by OVP III Entrepreneurs Fund, L.P.

     - 1,133,069 shares of common stock owned by Olympic Venture Partners IV, L.P.

     - 56,411 shares of common stock owned by OVP IV Entrepreneurs Fund, L.P.

     - 47,600 shares beneficially owned by Charles P. Waite, Jr., as to which OVP Venture Partners disclaims beneficial ownership.

     The address for OVP Venture Partners and its affiliates is 2420 Carillon Point, Kirkland, Washington 98033.

 (3) Based solely on information contained in a representation letter dated January 31, 2002. Represents shares of common stock owned by companies affiliated with American Express Financial Corporation, including:

     - 760,624 shares of common stock owned by AXP Strategy Aggressive Fund, a series of AXP Strategy Series, Inc.

     - 456,385 shares of common stock owned by Equity Portfolio, a series of IDS Life Series Fund, Inc.

     - 1,064,874 shares of common stock owned by AXP Variable Portfolio-Strategy Aggressive Fund, a series of AXP Variable Portfolio Investment Series, Inc.

     The address for American Express Financial Corporation and its affiliates is 50592 AXP Financial Center, Minneapolis, Minnesota 55474.

 (4) Based solely on information contained in an Amendment No. 1 to Schedule 13G filed with the Securities and Exchange Commission on February 13, 2002. The address for Mr. Fitch is 827 Walnut Street, Edmonds, Washington 98020.

 (5) Based solely on information contained in a Schedule 13G filed with the Securities and Exchange Commission on February 8, 2002. The address for INVESCO Funds Group, Inc. is 4350 South Monaco Street, Denver, Colorado 80237.

 (6) Includes 54,750 shares owned by Mr. Hose's wife.

 (7) Includes 7,572 shares owned jointly by Mr. Murray and his wife. Includes 60,360 shares of common stock issuable under options granted under the terms of our 1995 Nonqualified Stock Option Plan and 2000 Equity Incentive Plan, which are exercisable on or before May 31, 2002.

 (8) Includes 47,600 shares of common stock issuable under options granted under the terms of our 1995 Nonqualified Stock Option Plan and 2000 Equity Incentive Plan, which are exercisable on or before May 31, 2002. Includes 3,222,654 shares owned by OVP Venture Partners and its affiliates, as to which Mr. Waite disclaims beneficial ownership except to the extent of his pecuniary interest therein. The address for Mr. Waite is OVP Venture Partners, 2420 Carillon Point, Kirkland, Washington 98033.

 (9) Includes 27,600 shares of common stock issuable under options granted under the terms of our 1995 Nonqualified Stock Option Plan and 2000 Equity Incentive Plan, which are exercisable on or before May 31, 2002. The address for Mr. Thrasher is Broadview International LLC, One Bridge Plaza, Fort Lee, New Jersey 07024.

(10) Includes 27,600 shares of common stock issuable under options granted under the terms of our 1995 Nonqualified Stock Option Plan and 2000 Equity Incentive Plan, which are exercisable on or before May 31, 2002. The address for Mr. Doggett is Glenayre Technologies Inc., 11360 Lakefield Drive, Duluth, Georgia 30097.

(11) Includes 42,230 shares owned by a trust of which Mr. LaForge and his wife are the trustees and initial beneficiaries. Includes 24,000 shares of common stock issuable under options granted under the terms of our 1995 Nonqualified Stock Option Plan and 2000 Equity Incentive Plan, which are exercisable on or before May 31, 2002. The address for Mr. LaForge is Pittiglio Rabin Todd and McGrath, 650 Town Center Drive, Suite 820, Costa Mesa, California 92626.

(12) Includes 187,160 shares of common stock issuable under options granted under the terms of our 1995 Nonqualified Stock Option Plan and 2000 Equity Incentive Plan, which are exercisable on or before May 31, 2002.

                             STOCKHOLDER PROPOSALS

     Any proposal by a stockholder intended to be presented at the 2003 annual meeting of stockholders must be received by us on or before December 20, 2002 to be included in our proxy materials relating to such meeting.

                                 OTHER BUSINESS

     We do not anticipate that any other matters will be brought before the annual meeting. However, if any additional matters shall properly come before the meeting, it is intended that the persons authorized under proxies may, in the absence of instructions to the contrary, vote or act thereon in accordance with their best judgment.

                                          BY THE BOARD OF DIRECTORS




                                                   /s/ ANDREW M. MURRAY
                                          --------------------------------------
                                                     Andrew M. Murray
                                                        Secretary

Boulder, Colorado
April 15, 2002

                             SIGNALSOFT CORPORATION
                             1495 CANYON BOULEVARD
                               BOULDER, CO 80302

                    PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 23, 2002

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

   The undersigned hereby appoints David A. Hose or Andrew M. Murray, or either of them, with full power of substitution, as a proxy or proxies to represent the undersigned at the Annual Meeting of Stockholders of SIGNALSOFT CORPORATION to be held on May 23, 2002, at 9:30 a.m. at the Boulder Marriott Hotel, 3rd Floor, 2660 Canyon Boulevard, Boulder, Colorado 80302, and at any adjournments or postponements thereof, and to vote thereat all the shares of common stock, $0.001 par value per share, held of record by the undersigned at the close of business on April 11, 2002, with all the power that the undersigned would possess if personally present, as designated on the reverse side.

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF BOTH OF THE LISTED NOMINEES AND APPROVAL OF PROPOSAL 2. IF NOT OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED PURSUANT TO THE BOARD OF DIRECTORS' RECOMMENDATIONS.

1. PROPOSAL TO ELECT TWO CLASS II DIRECTORS to serve until the 2005 Annual Meeting of Stockholders.

      [ ] For both nominees listed (except as marked to the contrary)

      [ ] WITHHOLD AUTHORITY to vote for both nominees listed

      To withhold authority for any individual, strike through his name below.

      Nominees: B. Holt Thrasher
           Eric L. Doggett

2. PROPOSAL TO RATIFY THE SELECTION OF KPMG LLP as the independent auditors to audit the financial statements of SignalSoft for the fiscal year ending December 31, 2002.

                  [ ] FOR       [ ] AGAINST       [ ] ABSTAIN
      [ ] Mark here if you plan to attend the annual meeting.

  PLEASE DATE AND SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY IN THE ENCLOSED
                                   ENVELOPE.

    The shares represented by this proxy will be voted as directed by the stockholder. In his discretion, either named proxy may vote on such other business as may properly come before the annual meeting or any adjournments or postponements thereof.

    This proxy revokes all proxies with respect to the annual meeting and may be revoked prior to exercise. Receipt of the notice of annual meeting and the Proxy Statement relating to the annual meeting is hereby acknowledged.

                                    Please mark, sign, date and return the proxy card promptly, using the enclosed envelope.

                                    Date
                                          ----------------------------------------------------

                                    Signature ------------------------------------------------

                                    Signature if held jointly
                                    ----------------------------------------------


                                    Please sign this proxy exactly as your name appears hereon.
                                    When shares are held by joint tenants, both should sign.
                                    When signing as attorney, as executor, administrator,
                                    trustee or guardian, please give full title as such. If a
                                    corporation, please sign in full corporate name by
                                    president or other authorized officer. If a partnership,
                                    please sign in partnership name by authorized person.